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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE          CONTACT:  Tim Warner (media)
Thursday, May 20, 1999           (206) 470-4193
                   Mark Leahy (investors)
                   (206) 389-4363

              Immunex Corporation Issues $450 Million Convertible Note

                       To American Home Products Corporation

                      Cash to Finance Immunex Growth Strategy

     SEATTLE - Immunex Corporation (NASDAQ: IMNX) announced today that it issued a seven-year, three percent coupon, convertible subordinated note to American Home Products Corporation (NYSE: AHP). The principal amount of the note, which was purchased by AHP in a private placement transaction, is $450 million.

     "After evaluating a broad range of alternatives, we concluded that this financing is an excellent opportunity for Immunex," said Ed Fritzky, chairman and CEO, Immunex. "These new financial resources fuel our strategic plan and help Immunex capitalize on global opportunities for continued growth."

     The note is convertible into common stock of Immunex at a price of $173.68 per share. The conversion price was set at a 30 percent premium over the average of the closing prices of Immunex common stock for eight trading days up to and including May 19, 1999. After three years, Immunex can redeem, or call the note, provided that its closing stock price for twenty consecutive trading days exceeds or equals $208.42 per share. After four years, Immunex can call the note at any time if its closing stock price for twenty consecutive trading days exceeds or equals the conversion price. AHP may convert the note into common stock of Immunex at any time, including in response to a notice of redemption by Immunex.

     Prior to the closing of the note purchase transaction, AHP maintained its share ownership at 54.11 percent of the outstanding common stock of Immunex. Assuming that the note is converted at the $173.68 per share conversion price, American Home Products would own 55.53 percent of Immunex common stock. Under the terms of an amended and restated 1992 governance agreement between an AHP affiliate and Immunex, AHP is entitled to maintain its share ownership, on a fully-diluted or as-converted basis, through quarterly stock purchases directly from Immunex.

     Immunex expects that the proceeds from the offering will be used for general corporate purposes, including, but not limited to financing new product development; financing strategic acquisitions of products, product candidates, technologies or other businesses; increasing working capital required to increase sales of ENBREL; financing expansion of or constructing new manufacturing, research and office facilities; and, funding other general working capital

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requirements. After concluding the financing, Immunex has approximately $640 million in cash and current assets.

     Immunex Corporation is a biopharmaceutical company dedicated to developing immune system science to protect human health. The company ?s products offer hope to patients with cancer, inflammatory and infectious diseases.

     American Home Products owns a majority interest in Immunex. AHP is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a leader in vaccines, biotechnology, agricultural products, and animal health care.

     NOTE: This news release contains forward-looking statements that involve risks and uncertainties, including risks associated with clinical development, regulatory approvals, patent litigation, product commercialization, and other risks described from time to time in the SEC reports filed by Immunex, including the most recently filed form 10-K and form 10-Q. For more information, please refer to www.immunex.com.

     An electronic version of this news release - as well as additional information about Immunex of interest to investors, customers, future employees and patients - is available on the Immunex home page at www.immunex.com.

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